William M. Aul

Attorney at Law

1660 Hotel Circle North, Suite 207

San Diego, California 92108

(619) 497-2555

August 10, 2020

Sybleu, Inc.

4700 Spring Street, Suite 304

La Mesa, California 91942

RE:       Registration Statement on Form S-1

Board of Directors:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by Sybleu, Inc., a Wyoming corporation (the “Registrant”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”) including a related prospectus filed with the Registration Statement (the “prospectus”) covering the 9,352119 shares of the Company’s Common Stock (no par value) (the “Shares”) to be distributed by Cell Source Research, Inc., a Delaware corporation (the “Delaware Corporation”) as a pro rata dividend to the holders of the outstanding common shares of the Delaware Corporation (the “Selling Shareholders”).

For the purpose of rendering my opinion herein, I have reviewed: (i) the statutes of the Wyoming Business Corporation Act to the extent that I deem relevant to the matters opined upon herein; (ii) copies of the Company’s Articles of Incorporation and amendments thereto; (iii) the Company’s By-laws as currently in effect as of the date hereof; (iv) selected proceedings of the Company’s Board of Director; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy and completeness of the information contained therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1 and I express no opinion with respect thereto.

My opinion is limited to matters of the Wyoming Business Corporation Act and I do not express an opinion on the federal law of the United States of America or the law of any jurisdiction therein other than the State of Wyoming, as specified herein.

On the basis of the foregoing and in reliance thereon, I am of the opinion that the Shares subject to resale by the Selling Stockholders pursuant to the Registration Statement and the related Prospectus are validly issued, fully paid, and non-assessable Shares.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

William M. Aul, Esq.

By: /s/ William M. Aul, Esq.

William M. Aul, Esq.